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                                                                     Exhibit 5.1


                        [COOLEY GODWARD LLP LETTERHEAD]


June 18, 1997

Aurora Biosciences Corporation
11149 N. Torrey Pines Road
La Jolla, CA  92037

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Aurora Biosciences Corporation (the "Company") of a Registration Statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission and the proposed issuance of up to 575,000 shares (including 75,000 shares of Common Stock for which the underwriters have been granted an over allotment option) of the Company's Common Stock (the "Shares") as described in the Registration Statement. The Shares are to be purchased by certain underwriters and offered for sale to the public together with the shares registered pursuant to Registration Statement No. 333-23407, which was declared effective on June 18, 1997 (the "Initial Registration Statement"), pursuant to the terms of an Underwriting Agreement, the form of which has been filed as an exhibit to the Initial Registration Statement and is incorporated by reference as an exhibit to the Registration Statement (the "Underwriting Agreement").

In connection with this opinion, we have (i) examined and relied upon the Initial Registration Statement and related Prospectus, the Company's Restated Certificate of Incorporation and Restated Bylaws, and the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as in our judgment we deem necessary or appropriate to enable us to render the opinion expressed below and (ii) the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Initial Registration Statement, the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Initial Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Yours very truly,

Cooley Godward LLP

/s/Thomas A. Coll
Thomas A. Coll